Exhibit 10.3

SUPPLEMENTAL RETIREMENT PLAN AGREEMENT
This sets forth the Supplemental Retirement Plan Agreement made effective as of October 18, 2013 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) GEORGE J. GETMAN, an individual currently residing at Manlius, New York (“Employee”).

RECITALS

A.          Employer and Employee are parties to an Employment Agreement dated and effective as of January 1, 2011 (“Employment Agreement").
B.           The Employment Agreement provides that Employer and Employee shall enter into a separate agreement regarding supplemental retirement benefits.
C.           This Agreement sets forth the terms of the parties’ agreement regarding supplemental retirement benefits.

TERMS

          IN CONSIDERATION of the premises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.           Supplemental Retirement Benefit.
(a)           Subject to the minimum benefit provisions of paragraph 1(b), Employer shall pay Employee an annual supplemental retirement benefit equal to the product of (i) 2.0 percent, times (ii) Employee’s years of service with Employer, times (iii) Employee’s final average compensation, with the product of (i) times (ii) times (iii) reduced by Employee’s other retirement benefits.  (The terms “years of service,” “final average compensation,” and “other retirement benefits” are defined in paragraph 2 below.)  Subject to the adjustments described in paragraph 3, the benefit described in this paragraph 1(a) initially shall be expressed as a single life annuity (payable for Employee’s life) commencing as of the date determined pursuant to paragraph 3.

(b)           The annual supplemental retirement benefit payable pursuant to this Agreement shall not be less than the excess (if any) of:
(i)           the annual benefit that Employee would have earned pursuant to the terms of the Community Bank System, Inc. Pension Plan as in effect on December 31, 2009 (“Pension Plan”) if (A) the compensation limit imposed by Internal Revenue Code Section 401(a)(17), the maximum benefit limit imposed by Internal Revenue Code Section 415, and the waiting period and vesting requirements imposed by the Pension Plan, are disregarded, and (B) Employee’s compensation (used for benefit accrual purposes) shall include any voluntary elective deferrals that Employee elects to make to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.; minus
(ii)          the annual benefit actually payable to Employee pursuant to the Pension Plan, plus the annuity value of Interest Credits, which were discontinued in the Pension Plan as of December 31, 2009 and made thereafter under the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan.

             For purposes of calculating the annual benefit described in clause (i) of this paragraph 1(b), the provisions of the Pension Plan that describe a minimum annual normal retirement benefit and supplemental account balance for Employee shall be disregarded.  Any such minimum annual normal retirement benefit (but not any supplemental account balance benefit) actually payable pursuant to the Pension Plan, however, shall be taken into account for purposes of clause (ii) of this paragraph 1(b).  Subject to the adjustments described in paragraph 3, the benefit described in this paragraph 1(b) initially shall be expressed as a single life annuity (payable for Employee’s life) commencing as of the date determined pursuant to paragraph 3.

2.           Definitions.
(a)           For purposes of paragraph 1(a), “years of service with Employer” shall be credited to Employee in the same manner as years of service are credited to Employee under the Pension Plan, provided that no more than 20 years of service will be taken into account under clause (ii) of paragraph 1(a).
(b)           For purposes of paragraph 1(a), Employee’s “final average compensation” shall be the annual average of Employee’s Base Salary (as defined in the then current or last effective Employment Agreement between Employee and Employer) and cash incentive payments awarded during the five consecutive calendar years preceding the calendar year of Employee’s termination.  Employee’s “final average compensation” will include any voluntary elective deferrals that Employee elects to make to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.  However, in no event will “final average compensation” take into account any lump sum payment made to Employee in connection with a “Change of Control” (as that term is defined in the then current or last effective Employment Agreement between Employee and Employer).
(c)           For purposes of paragraph 1(a), Employee’s “other retirement benefits” shall mean the sum of
(i)
the annual benefit earned by Employee pursuant to the Pension Plan (disregarding any supplemental account balance in the Pension Plan to the extent such account balance is attributable to Employee’s elective deferrals to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.), plus

(ii)
the annual benefit that could be provided by Employer contributions (other than elective deferrals) made on Employee’s behalf under (A) the Community Bank System, Inc. 401(k) Employee Stock Ownership Plan, and (B) the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc., adjusted to reflect actual earnings, losses and expenses credited to and charged against such Employer contributions, if such contributions (as adjusted) were converted to a single life annuity benefit payable commencing as of the last day of the calendar quarter immediately preceding the date benefit payments begin under this Agreement, using the factors applied to determine actuarial equivalents under the Pension Plan as of such date.

(d)           For the purposes of paragraph 1(b) and paragraph 2(c)(i), Employee’s applicable Pension Plan benefit will be determined as of the earlier of (i) the date Employee begins to receive Pension Plan benefits, or (ii) the date Employee begins to receive the supplemental retirement plan benefit, expressed (in either case) in the form of a single life annuity (payable for Employee’s life) commencing as of the date determined pursuant to paragraph 3.  However, in the event payments of the supplemental retirement benefit commence before payments of Employee’s Pension Plan benefit commence, the supplemental retirement benefit shall be adjusted (if necessary) prospectively to reflect any difference between the Pension Plan benefit calculated (pursuant to paragraph 1(b)(ii) or paragraph 2(c), as applicable) at the time payments of the supplemental retirement benefit commence and the Pension Plan benefit calculated (pursuant to paragraph 1(b)(ii) or paragraph 2(c), as applicable) at the time payments of Employee’s Pension Plan benefit commence.

3.           Time and Form of Payment.
(a)           The supplemental retirement benefit described in paragraph 1 shall be payable in monthly installments commencing on the first day of the seventh month following Employee’s separation from service with Employer.
(b)           The supplemental retirement benefit described in paragraph 1 shall be paid in the form of an actuarially reduced joint and 100 percent survivor benefit (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin), with Employee’s spouse as survivor annuitant.  Alternatively, if elected by Employee prior to the date payments commence, the supplemental retirement benefit shall be paid in any form of actuarially equivalent life annuity benefit (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin), with Employee’s spouse as survivor annuitant of any elected joint and survivor annuity.  If Employee retires in good standing from Employer after attaining at least age 62, then the benefit described in paragraph 1(a) (before reduction for “other retirement benefits”), and the benefit described in clause (i) of paragraph 1(b), shall be determined without reduction for early retirement.  If Employee’s employment with Employer is involuntarily terminated by Employer for any reason other than “cause” (as “cause” is defined in the then current or last effective Employment Agreement between Employee and Employer) before Employee attains age 62, then Employer shall add (impute) three years to Employee’s then attained age for purposes of calculating and applying the otherwise applicable early retirement reduction.
(c)           Notwithstanding the foregoing, if Employee dies prior to commencing receipt of payments under this Agreement, Employee’s surviving spouse shall receive an actuarially reduced 100 percent survivor benefit determined as if Employee retired on the day prior to his death and commenced receipt of payments under both this Agreement and the Pension Plan as of the date described in paragraph 3(a) and in the form of an actuarially reduced joint and 100 percent survivor benefit with his spouse as survivor annuitant.  If Employee has no spouse at the time of Employee’s death, no survivor benefits shall be paid pursuant to this Agreement.

(d)           As provided in paragraph 1(a) and paragraph 1(b), Employee is entitled to the greater of the two benefits described in those paragraphs.  The determination of which paragraph produces the greater benefit shall be made as of the date payments commence pursuant to this Agreement and the applicable paragraph shall govern all future payments.  The comparison of benefits described in paragraph 1(a) and paragraph 1(b) shall not apply after the date payments commence pursuant to this Agreement.
        4.            Funding.  Employer shall establish a “grantor trust” (as that term is defined in Internal Revenue Code Section 671) to aid it in the accumulation and payment of the supplemental retirement benefit described in this Agreement; provided that the trust shall be established with the intention that the creation and funding of the trust shall not result in the recognition of gross income by Employee of any amount credited under the trust prior to the date the amount is paid or made available.  Assets of the trust, and any other assets set aside by Employer to satisfy its obligations under this Agreement, shall remain at all times subject to the claims of Employer’s general creditors.  Employee and his beneficiaries shall not have any rights under this Agreement that are senior to the claims of general unsecured creditors of Employer.  Notwithstanding any other term or provision of this Agreement or the trust, and to the extent consistent with Internal Revenue Code Section 409A and this Agreement, within ten business days following Employee’s termination of employment with Employer due to Employee’s retirement, disability or death, or, if earlier, immediately prior to the effective date of a “Change of Control” (as defined in current or last effective Employment Agreement between Employee and Employer), Employer shall fully fund the trust (using the same actuarial assumptions used to establish funding in the Pension Plan) for all benefits earned pursuant to this Agreement through the date of Employee’s termination of employment or the effective date of the Change of Control, as applicable.

        5.           Construction and Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.
        6.           Governing Law.  This Agreement was executed and delivered in the State of New York and shall be construed and governed in accordance with the laws of the State of New York.
        7.           Assignability and Successors.  The right to receive the supplemental retirement benefit described in this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, nor subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts or liabilities of Employee or his beneficiaries.  However, this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.
        8.           Miscellaneous.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the 2009 Supplemental Retirement Plan Agreement between the parties.  This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties.

        9.           Counterparts.  This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.
        10.         Jurisdiction and Venue.  The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County.  Each party shall be subject to the personal jurisdiction of the courts of New York State.

                             The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By: /s/ Mark E. Tryniski

Its: President and Chief Executive Officer

COMMUNITY BANK, N.A.

By: /s/ Mark E. Tryniski

Its: President and Chief Executive Officer

/s/ George J. Getman
GEORGE J. GETMAN